Exhibit 99.1

MIDDLESEX WATER ANNOUNCES THIRD QUARTER 2023 FINANCIAL RESULTS

Iselin, NJ, (November 9, 2023) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today announced third quarter financial results.

Third Quarter Results

Revenues for the quarter ended September 30, 2023 decreased $1.0 million to $46.7 million, compared to the same period in 2022. Middlesex System revenues decreased $0.2 million due mostly to lower customer demand partially offset by the implementation of the final phase of the 2021 New Jersey Board of Public Utilities (NJBPU)-approved base rate increase. In our Delaware System, revenues decreased $0.7 million due to lower customer demand and a 2022 Delaware Public Service Commission (DEPSC)-ordered rate reduction as a result of Tidewater Utilities exceeding its authorized return on equity. This revenue reduction was partially offset by an increase in customers.

Operations and maintenance expenses for the quarter increased $2.3 million over the same period in 2022. The increase was largely related to higher purchased water, water treatment and outside service costs in our Middlesex System.

Income taxes for the quarter decreased by $1.2 million, when compared to the same period in 2022, primarily due to greater income tax benefits associated with increased repair expenditures on tangible property in the Middlesex system and lower pretax income.

Net income for the quarter decreased $ 4.3 million, when compared to the same period in 2022. Diluted earnings per share were $0.56 and $0.80 for the three months ended September 30, 2023, and 2022, respectively.

Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll said, “We continue to view the calendar year 2023 as a period of significant transition as we execute our succession plans, manage rate filing proceedings currently in progress and responsibly manage our resources.”

Year to Date Results

Revenues for the nine months ended September 30, 2023, were $127.7 million, an increase of $4.1 million over the same period in 2022. Middlesex System revenues increased $4.9 million due mostly to the implementation of the final phase of the 2021 NJBPU-approved base rate increase. In our Delaware System, revenues decreased $1.2 million due to lower new connection fees and a 2022 DEPSC-ordered rate reduction, partially offset by an increase in customers. Non-regulated revenues increased $0.3 million primarily due to higher supplemental contract services.

Operations and maintenance expenses for the nine months ended September 30, 2023 increased $5.0 million over the same period in 2022, primarily due to higher purchased water, water treatment outside service and labor costs.

Income taxes for the nine months ended September 30, 2023 decreased by $1.9 million, when compared to the same period in 2022, primarily due to greater income tax benefits associated with increased repair expenditures on tangible property in the Middlesex system and lower pretax income.

Net income for the nine months ended September 30, 2023 decreased $9.5 million when compared to the same period in 2022. Diluted earnings per share were $1.44 and $1.99 for the nine months ended September 30, 2023, and 2022, respectively.

Board Declares Dividend, Discount Remains in Effect

We previously announced that our Board of Directors declared a quarterly cash dividend of $0.325 per common share payable on December 1, 2023, to shareholders of record as of November 16, 2023. This represents a 4.0% increase from the $0.3125 per share dividend last declared in July 2023. Middlesex has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for fifty-one consecutive years.

The Company’s 3% discount on purchases by optional cash payment or dividend reinvestment made in the Company’s Investment Plan is in effect until 200,000 shares are purchased at the discounted price or December 1, 2023, whichever occurs first. Information about Middlesex Water’s Investment Plan (Direct Share Purchase and Sale and Dividend Reinvestment Plan) is available at https://shareholder.broadridge.com/middlesexwater/

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company (NASDAQ: MSEX) serves as a trusted provider of life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company and its subsidiaries form the Middlesex family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware. We offer a full range of water, wastewater utility and related services including municipal and industrial contract operations and water and wastewater system technical operations and maintenance. We are focused on meeting and balancing the needs of our employees, customers and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth, and quality of life. To learn more about Middlesex Water, visit https://www.middlesexwater.com

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws reflecting the current beliefs or expectations of Middlesex Water Company “MSEX” or the “Company” regarding its future performance, its financial condition, its strategic plans and cash flows, its results of operations as well as any other statements that do not directly relate to any historical or current facts. These statements reflect the Company’s current views and information currently available. This information is based on estimates, assumptions, and analysis that the Company believes, as of the date hereof, provide a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees.” Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Operating Revenues	$46,715	$47,732	$127,672	$123,611

Operating Expenses:
Operations and Maintenance	22,581	20,312	64,042	59,007
Depreciation	6,376	5,814	18,546	17,107
Other Taxes	4,936	5,031	14,104	13,543

Total Operating Expenses	33,893	31,157	96,692	89,657

Gain on Sale of Subsidiary	—	—	—	5,232

Operating Income	12,822	16,575	30,980	39,186

Other Income (Expense):
Allowance for Funds Used During Construction	496	627	2,162	1,553
Other Income (Expense), net	936	1,412	3,124	4,185

Total Other Income, net	1,432	2,039	5,286	5,738

Interest Charges	3,518	2,355	9,364	6,574

Income before Income Taxes	10,736	16,259	26,902	38,350

Income Taxes	746	1,968	1,143	3,092

Net Income	9,990	14,291	25,759	35,258

Preferred Stock Dividend Requirements	30	30	90	90

Earnings Applicable to Common Stock	$9,960	$14,261	$25,669	$35,168

Earnings per share of Common Stock:
Basic	$0.56	$0.81	$1.45	$2.00
Diluted	$0.56	$0.80	$1.44	$1.99

Average Number of
Common Shares Outstanding :
Basic	17,758	17,628	17,708	17,583
Diluted	17,873	17,743	17,823	17,698